Lorenzo A. Bettino
Proxim Corporation  (PROX)
December 15, 2003

                                  Exhibit 99.1
                                  ------------
                               Continuation Sheet

Note (1): On December 12, 2003, upon the approval by the stockholders of Proxim Corporation (the "Company"), the Secured Subordinated Promissory Note in the aggregate principal amount of $26,000,000 (the "2003 Note") issued to Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), on October 21, 2003 (the "2003 Initial Closing") became exchangeable at any time at the option of WP VIII for shares of Series B Convertible Preferred Stock of the Company, $0.01 par value per share (the "Series B Preferred Stock"). The Series B Preferred Stock is convertible by a holder immediately and at any time. The 2003 Note was issued pursuant to that certain Amended and Restated Securities Purchase Agreement, dated as of October 21, 2003, by and among WP VIII, the Company and the other purchasers named therein (the "2003 Amended and Restated SPA"). The 2003 Note amended and restated the Secured Promissory Note (the "2003 Original Note") issued to WP VIII on July 30, 2003 (the "2003 Original Closing"). Following stockholder approval, on December 12, 2003 the Company also issued to WP VIII (a) warrants to purchase 15,600,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at an exercise price equal to $1.46 per share (subject to certain adjustments as set forth therein, the "$1.46 Warrants") and (b) warrants to purchase 5,200,000 shares of Common Stock at an exercise price equal to $1.53 per share (subject to certain adjustments as set forth therein, the "$1.53 Warrants," and together with the $1.46 Warrants, the "2003 Warrants"). The 2003 Warrants to purchase Common Stock are exercisable immediately. The total amount of funds required to purchase the 2003 Note was $26,000,000 and was paid in full at the 2003 Original Closing. The 2003 Warrants were issued as an inducement to WP VIII to purchase the 2003 Original Note, to accept the 2003 Note upon surrender of the 2003 Original Note and to enter into the Amended and Restated SPA.

          All or any portion of the outstanding principal and accrued but unpaid interest outstanding on the 2003 Note may be exchanged for the number of shares of Series B Preferred Stock equal to the quotient obtained by dividing the aggregate outstanding principal balance plus any accrued but unpaid interest then outstanding on the 2003 Note or the portion thereof to be exchanged, by $100.00. Each share of Series B Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $1.15, and at an initial conversion rate of approximately 86.96 shares of Common Stock for each share of Series B Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Proxim Corporation (the "Series B Preferred Certificate of Designations"). The liquidation preference of the Series B Preferred accretes at an annual rate of 14%, compounded quarterly, as more fully described in the Series B Preferred Certificate of Designations. As of December 15, 2003, the 2003 Note is exchangeable into approximately 284,575 shares of Series B Preferred Stock which converts into 24,745,682 shares of Common Stock.

          The sole general partner of WP VIII is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP VIII. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP VIII, WP and WP LLC may be deemed to be the beneficial owners of the 2003 Warrants, the 2003 Note, the shares of Common Stock into which the 2003 Warrants may be exercised, the shares of Series B Preferred Stock into which the 2003 Note is exchangeable and the shares of Common Stock into which the Series B Preferred Stock converts. WP and WP LLC disclaim beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. Lorenzo Bettino is a partner of WP and a member and managing director of WP LLC. As such, Mr. Bettino may be deemed to be the beneficial owner (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) of an indeterminate portion of the securities beneficially owned by WP and WP LLC. Mr. Bettino is also a member of the board of directors of the Company. Mr. Bettino disclaims any beneficial ownership of the securities reported herein as owned.

Note (2): The maturity date of the 2003 Note is the earliest of (i) the date on which any event of default under the 2003 Note occurs, (ii) any date on which WP VIII demands payment of the 2003 Note pursuant to its terms and (iii) September 30, 2004. Each share of Series B Preferred Stock shall be redeemed by the Company on the seventh anniversary of its issuance date for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends.


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